Exhibit 10.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE

OF INCORPORATION

OF

GUNTHER GRANT, INC.

A DELAWARE CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of GUNTHER GRANT, INC. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and requesting shareholder consideration and approval of the following resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered” 4 “ so that, as amended, said Article shall be and read as follows: “ 4) The amount of total authorized capital stock of this corporation is 35,000,000 shares, all of which is common stock with $.001 par value per share.”

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the majority of the stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware voted in favor of approval of the Amendment to the certificate of incorporation as set forth above.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer on this 12th day of February, 2008.

Grant Newsteder, Secretary